QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 13, 2014

Registration No. 333-198486

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 4
to
FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

STORE CAPITAL CORPORATION
(Exact name of registrant as specified in governing instruments)

8501 East Princess Drive, Suite 190
Scottsdale, Arizona 85255
(480) 256-1100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Christopher H. Volk
President and Chief Executive Officer
STORE Capital Corporation
8501 East Princess Drive, Suite 190
Scottsdale, Arizona 85255
(480) 256-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Paul E. Belitz Brian V. Caid Kutak Rock LLP 1801 California Street, Suite 3000 Denver, Colorado 80202 Phone: (303) 297-2400 Facsimile: (303) 292-7799	Cynthia A. Rotell Arash Aminian Baghai Latham & Watkins LLP 355 South Grand Avenue Los Angeles, CA 90071 Phone: (213) 485-1234

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 4 to the Registration Statement on Form S-11 (File No. 333-198486) of STORE Capital Corporation is being filed solely to amend the Exhibit Index in Part II thereof and to transmit certain exhibits thereto. This Amendment No. 4 does not modify any portion of the preliminary prospectus contained in Part I or the remaining sections of Part II of the Registration Statement. Accordingly, this Amendment No. 4 does not include a copy of the preliminary prospectus.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.

SEC Registration Fee	$76,122
FINRA Filing Fee	90,631
NYSE Listing Fees	250,000
Accounting Fees and Expenses	800,000
Legal Fees and Expenses	2,100,000
Printing Fees and Expenses	500,000
Transfer Agent and Registrar Fees	7,500
Miscellaneous	675,747

Total	$4,500,000

        We will bear all of the expenses shown above.

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        During the past three years, we have issued and sold the following securities in transactions that were not registered under the Securities Act of 1933, as amended (the "Securities Act").

          (1)   On May 19, 2011, in connection with our formation, we issued 3,757 shares of our common stock to our parent, STORE Holding Company, LLC, or STORE Holding, at a purchase price of $598.80 per share.

          (2)   On December 28, 2011, we issued a total of 18,699,408 shares of our common stock to STORE Holding in the form of a stock dividend consisting of 4,976.56 shares of common stock issued for each share of common stock outstanding.

          (3)   On January 6, 2012, we issued 125 shares in a Regulation D private placement of our 12.5% Series A Cumulative Non-Voting Preferred Stock for an aggregate purchase price of $125,000. The purchasers of the securities were 125 individual non-affiliates who each qualified as accredited investors.

          (4)   On May 3, 2012, June 14, 2012 and June 28, 2012, we issued an aggregate of 10,855,000 shares of our common stock to STORE Holding in exchange for an aggregate of $130,000,000 of additional capital contributions from STORE Holding, at a price of $11.98 per share.

          (5)   On June 28, 2012, we issued an aggregate of 145,776 shares of restricted common stock to members of our management and other employees of the company for an aggregate purchase price of $1,457.76 pursuant to awards granted under our 2012 Long-Term Incentive Plan. Of the restricted shares that were issued, 187 were forfeited on March 29, 2013 and 107 were forfeited on February 20, 2014.

          (6)   On July 26, 2012, October 30, 2012, November 6, 2012, December 19, 2012 and December 27, 2012, we issued an aggregate of 12,543,812 shares of our common stock to STORE Holding in exchange for an aggregate of $150,225,300 of additional capital contributions from STORE Holding, at a price of $11.98 per share.

          (7)   On January 31, 2013, we issued an aggregate of 228,804 shares of restricted common stock to members of our management and other employees of the company for an aggregate purchase price of $2,288.04 pursuant to awards granted under our 2012 Long-Term Incentive Plan. Of the restricted shares that were issued, 1,741 were forfeited on March 29, 2013 and 1,304 were forfeited on February 20, 2014.

          (8)   On February 8, 2013, we issued 313,125 shares of our common stock to STORE Holding in exchange for $3,750,000 of additional capital contributions from STORE Holding, at a price of $11.98 per share.

          (9)   On March 15, 2013, March 25, 2013, May 15, 2013, October 28, 2013, November 25, 2013 and December 26, 2013, we issued an aggregate of 20,179,166 shares of our common stock to STORE Holding in exchange for an aggregate of $289,999,992 of additional capital contributions from STORE Holding, at a price of $14.37 per share.

          (10) On February 15, 2014, we issued an aggregate of 246,495 shares of restricted common stock to members of our management and other employees of the company for an aggregate purchase price of $2,464.95. Of the restricted shares that were issued, 2,129 were forfeited on February 20, 2014.

          (11) On March 26, 2014, we issued 5,218,750 shares of our common stock to STORE Holding in exchange for $75,000,000 of additional capital contributions from STORE Holding, at a price of $14.37 per share.

          (12) On June 16, 2014, we issued 14,989,008 shares of our common stock to STORE Holding in exchange for $215,410,896 of additional capital contributions from STORE Holding at a price of $14.37 per share.

        The issuances of securities set forth above did not involve a public offering and were made in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act or Rule 506 promulgated thereunder, or pursuant to, Rule 701 promulgated under the Securities Act. No underwriters were involved in any of these issuances of securities. The proceeds from these issuances of securities were used for property acquisitions, working capital and other general corporate purposes.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits us to include a provision in our charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates our directors' and officers' liability to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

        Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

        We expect to enter into an indemnification agreement with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        Not applicable.

Item 36.    Financial Statements and Exhibits.

        (a)   Financial Statements. See Index to Financial Statements.

        (b)   Exhibits. The list of exhibits following the signature page of this registration statement is incorporated herein by reference.

Item 37.    Undertakings.

        The undersigned registrant hereby undertakes:

  1.
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  2.
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  a.
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  b.
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  c.
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  d.
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 13th day of November, 2014.

STORE CAPITAL CORPORATION
By:	/s/ CHRISTOPHER H. VOLK Christopher H. Volk, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER H. VOLK Christopher H. Volk	Director, President and Chief Executive Officer (principal executive officer)	November 13, 2014
/s/ CATHERINE LONG Catherine Long	Executive Vice President, Chief Financial Officer (principal financial and accounting officer)	November 13, 2014
* Morton H. Fleischer	Chairman of the Board of Directors	November 13, 2014
* Mahesh Balakrishnan	Director	November 13, 2014
* Manish Desai	Director	November 13, 2014
* Ken Liang	Director	November 13, 2014
* Rajath Shourie	Director	November 13, 2014

Signature			Title	Date

* Derek Smith			Director	November 13, 2014
*By:	/s/ MICHAEL T. BENNETT
	Name:	Michael T. Bennett
	Title:	Attorney-in-Fact

 EXHIBIT INDEX

Exhibit
1.1		Form of Underwriting Agreement

3.1	**	Articles of Incorporation of STORE Capital Corporation filed and dated May 17, 2011

3.2	**	Articles Supplementary of STORE Capital Corporation filed January 5, 2012

3.3	**	Bylaws of STORE Capital Corporation dated May 17, 2011

3.4	**	Form of Articles of Amendment and Restatement of STORE Capital Corporation, to be in effect upon the completion of this offering

3.5	**	Form of Amended and Restated Bylaws of STORE Capital Corporation, to be in effect upon the completion of this offering

4.1	**	Third Amended and Restated Master Indenture dated as of May 6, 2014, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC and STORE Master Funding V, LLC, each a Delaware limited liability company, collectively as issuers, and Citibank, N.A., as indenture trustee, relating to Net-Lease Mortgage Notes

4.2	**	Series 2012-1 Indenture Supplement dated as of August 23, 2012, between STORE Master Funding I, LLC and Citibank, N.A., as indenture trustee

4.3	**	Series 2013-1 Indenture Supplement dated as of March 27, 2013, between STORE Master Funding I, LLC, STORE Master Funding II, LLC and Citibank, N.A., as indenture trustee

4.4	**	Series 2013-2 Indenture Supplement dated as of July 25, 2013, between STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC and Citibank, N.A., as indenture trustee

4.5	**	Series 2013-3 Indenture Supplement dated as of December 3, 2013, among STORE Master Funding I, LLC, STORE Master Funding II, LLC STORE Master Funding III, LLC, STORE Master Funding IV, LLC and Citibank, N.A., as indenture trustee

4.6	**	Series 2014-1 Indenture Supplement dated as of May 6, 2014, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Master Funding IV, LLC, STORE Master Funding V, LLC and Citibank, N.A., as indenture trustee

5.1		Opinion of Venable LLP regarding the legality of the common stock being registered

8.1		Opinion of Kutak Rock LLP regarding certain tax matters

10.1	**	Third Amended and Restated Property Management and Servicing Agreement dated as of May 6, 2014, among STORE Master Funding I, LLC, STORE Master Funding II, LLC, STORE Master Funding III, LLC, STORE Mastering Funding IV, LLC and STORE Master Funding V, LLC, each a Delaware limited liability company, collectively as issuers, STORE Capital Corporation, a Maryland corporation, as property manager and special servicer, and Midland Loan Services, Inc., a Delaware corporation, as back-up manager and Citibank, N.A., as indenture trustee

10.2	**	Form of Stockholders Agreement among STORE Capital Corporation and the persons named therein, to be in effect upon completion of this offering

10.3	**	Form of Registration Rights Agreement among STORE Capital Corporation and the persons named therein, to be in effect upon the completion of this offering

Exhibit

10.4	**†	Form of Indemnification Agreement between STORE Capital Corporation and each of its directors and executive officers

10.5	**†	STORE Capital Corporation Director Compensation Program

10.6	**†	STORE Capital Corporation 2015 Omnibus Equity Incentive Plan

10.7	**†	STORE Capital Corporation 2012 Long-Term Incentive Plan

10.8	**†	Form of 2012 Long-Term Incentive Award Plan Restricted Stock Award Grant Agreement

10.9	**†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Christopher H. Volk

10.10	**†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Michael T. Bennett

10.11	**†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Catherine Long

10.12	**†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Mary Fedewa

10.13	**†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Michael J. Zieg

10.14	**†	Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Christopher K. Burbach

10.15	**†	Form of Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Christopher H. Volk, to be in effect upon the completion of this offering

10.16	**†	Form of Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Michael T. Bennett, to be in effect upon the completion of this offering

10.17	**†	Form of Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Catherine Long, to be in effect upon the completion of this offering

10.18	**†	Form of Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Mary Fedewa, to be in effect upon the completion of this offering

10.19	**†	Form of Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Michael J. Zieg, to be in effect upon the completion of this offering

10.20	**†	Form of Employment Agreement among STORE Capital Corporation, STORE Capital Advisors, LLC and Christopher K. Burbach, to be in effect upon the completion of this offering

10.21	**	Credit Agreement dated as of September 19, 2014, by and among STORE Capital Corporation, as Borrower, KeyBank National Association, the other Lenders which are parties thereto and other Lenders that may become parties thereto, KeyBank National Association, as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, BMO Harris Bank, N.A. and Regions Bank, as Co-Documentation Agents, and KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Book Runners

21.1	**	List of Subsidiaries of STORE Capital Corporation

23.1	**	Consent of Ernst & Young LLP, independent registered public accounting firm

Exhibit

23.2		Consent of Venable LLP (included in Exhibit 5.1)

23.3		Consent of Kutak Rock LLP (included in Exhibit 8.1)

24.1	**	Power of Attorney

99.1	**	Consent of Joseph M. Donovan to be named director

99.2	**	Consent of Quentin P. Smith, Jr. to be named director

**
Previously filed.

†
Indicates management contract or compensatory plan.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification of Directors and Officers.
  Item 35. Treatment of Proceeds from Stock Being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX